UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

EMPERY DIGITAL INC.
(Name of Registrant as Specified In Its Charter)

ATG CAPITAL OPPORTUNITIES FUND LP ATG CAPITAL MANAGEMENT LP ATG CAPITAL MANAGEMENT GP LLC GABRIEL D. GLIKSBERG JAMES C. ELBAOR MEREDITH S. KIRSHENBAUM AARON T. MORRIS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ATG Capital Opportunities Fund LP (“ATG Fund”), together with the other participants named herein (collectively, “ATG Capital”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders of Empery Digital Inc., a Delaware corporation (the “Company”).

Item 1: On September 15, 2026, Gabriel D. Gliksberg, a director nominee of ATG Fund and Founder and Managing Member of ATG Capital Management, LLC, was quoted in the following article published by Law360:

Empery Digital Loses Bid To Appeal Proxy Fight Ruling In Del.

By Jarek Rutz

Law360 (September 15, 2026, 2:24 PM EDT) -- The Delaware Chancery Court has refused to let digital asset company Empery immediately appeal a ruling requiring it to put an activist investor’s director slate on the ballot, finding the post-trial decision did not raise a novel legal issue warranting review before final judgment in the case.

Vice Chancellor Lori W. Will on Monday denied Empery Digital Inc. and its directors’ bid to certify an interlocutory appeal of her Aug. 28 ruling in favor of ATG Capital Opportunities Fund LP. She said the earlier decision applied established contract law to Empery’s advance notice bylaws, while an immediate appeal would not resolve the rest of the litigation and could delay the company’s Oct. 14 annual meeting.

“Interlocutory appeals are meant to be exceptional,” Vice Chancellor Will wrote in an opinion. “The imminent October 14 meeting demands certainty.”

ATG, Empery’s largest disclosed stockholder, sued the company in April after it rejected ATG’s notice nominating nine candidates to Empery’s board. ATG had built a roughly 14.9% stake and accused the board of trying to entrench itself ahead of a proxy contest, including through a measure it described as a poison pill with a 12.5% ownership trigger, as well as a stock issuance in March that ATG alleged diluted existing shares.

Empery, formerly an electric off-road vehicle maker called Volcon, shifted in 2025 to a business strategy centered on buying and holding bitcoin. A $500 million private investment led by Empery Asset Management helped finance that pivot, with most of the proceeds earmarked for bitcoin purchases.

Following an expedited trial, Vice Chancellor Will ruled Aug. 28 that ATG’s nomination notice complied with Empery’s bylaws. The board had argued ATG failed to disclose another stockholder as a “participant” in its proxy solicitation and did not adequately disclose its short position in bitcoin exchange-traded funds. However, the Chancery Court found Empery’s bylaws did not require the information the board said was missing.

Empery and the director defendants asked Sept. 4 to appeal that ruling before final judgment, arguing in part that the decision broke new ground on the meaning of “participant” and improperly limited the board to reasons for rejection that appeared in its original rejection letter. ATG opposed the request Thursday.

Vice Chancellor Will rejected Empery’s arguments Monday, saying in her opinion that the Chancery Court had simply interpreted Empery’s bylaws using settled contract principles. The fact that another court had not previously interpreted the same language did not transform the dispute into a new question of Delaware law, she said.

She also said Delaware precedent already prevents boards from defending a decision to reject nominations based on facts or legal theories discovered after the decision was made. A company may require stockholders to comply with advance notice bylaws, but a board rejecting a nomination must identify the contractual deficiency it is relying on rather than later developing new grounds in litigation, according to the opinion.

The vice chancellor also found an appeal would not terminate the case because ATG still has claims challenging what it alleged was a dilutive stock offering and other board defensive measures. She rejected the defendants’ argument that allowing the Oct. 14 election to proceed could irreparably harm the board or stockholders, saying the ruling only permits ATG’s nominees to stand for election and leaves the ultimate choice to stockholders.

A spokesperson for Empery Digital told Law360 in an email Tuesday the Chancery Court found ATG and another shareholder, Tice Brown, had “concealed a joint plan to take control and liquidate Empery Digital, and we respectfully disagree with the court’s analysis on what constitutes a participant in a proxy campaign and look forward to raising the issue on appeal.”

“Until then, our focus remains on the future of the company, which the litigation secured,” the spokesperson said.

The Chancery’s Aug. 28 ruling  explained that the board improperly substituted its view over stockholders, to ensure that the incumbents face an uncontested election, pointed out Gabi Gliksberg, managing partner of ATG Capital Management LP, in an email to Law360 Tuesday.

“Rather than accepting responsibility for their actions, the Board sought an immediate appeal in a further attempt to disenfranchise stockholders, which the Court of Chancery denied,” Gilksberg said. “As such, stockholders will get the choice they are entitled to, and they will make that choice on October 14.”

Representatives of the other parties did not immediately respond to requests for comment Tuesday.

ATG is represented by A. Thompson Bayliss, John M. Seaman, Caitlin C. Bozman and Bryan Blaylock of Abrams & Bayliss LLP and Adrienne M. Ward, Lori Marks-Esterman, Daniel M. Stone, Jacqueline Y. Ma and Joseph M. Calder Jr. of Olshan Frome Wolosky LLP.

The defendants are represented by John P. DiTomo, Jacob M. Perrone and Nicholas R. Gottemoller of Morris Nichols Arsht & Tunnell LLP and Andrew Gladstein, David Livshiz, Alexandra Carlton, Lauren Kaplin and Penina Cohen of Freshfields US LLP.

The case is ATG Capital Opportunities Fund LP v. Lane et al., case number 2026-0447, in the Court of Chancery of the State of Delaware.

--Editing by Covey Son.

Update: This article has been updated with comments from ATG.

Item 2: On September 16, 2026, ATG Capital issued an investor presentation titled “The Case for Board Change at Empery Digital Inc.,” a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.